(MKS LOGO)

EXHIBIT 99.1

MKS Instruments Reports Q1 2015 Financial Results

Andover, Mass., April 22, 2015 — MKS Instruments, Inc. (NASDAQ: MKSI), a global provider of technologies that enable advanced processes and improve productivity; today reports first quarter 2015 financial results.

	GAAP Results	Non-GAAP Results
Net revenues ($ millions)	$214	$214
Gross margin	45.4%	45.4%
Operating margin	22.0%	23.1%
Net income ($ millions)	$33.8	$35.5
Diluted EPS	$0.63	$0.66

First Quarter Financial Results

Sales were $214 million, an increase of 5% from $203 million in the fourth quarter of 2014, and an increase of 4% from $206 million in the first quarter of 2014.

First quarter net income was $33.8 million, or $0.63 per diluted share, compared to net income of $34.2 million, or $0.64 per diluted share in the fourth quarter of 2014, and $31.2 million, or $0.58 per diluted share in the first quarter of 2014.

Non-GAAP net earnings, which exclude special charges and credits, were $35.5 million, or $0.66 per diluted share, compared to $29.1 million, or $0.54 per diluted share in the fourth quarter of 2014, and $27.2 million, or $0.51 per diluted share in the first quarter of 2014.

In the first quarter, the board of directors authorized a quarterly cash dividend of $0.165 per share, and the Company paid a dividend of $8.8 million on March 13th.

Gerald Colella, Chief Executive Officer and President, said, “The first quarter was another strong quarter financially for MKS. Sales were up 5% from the fourth quarter and at the high end of our guidance range, and profitability exceeded our expectations with non-GAAP earnings per share up over 20% sequentially. The favorable results were primarily driven by improvements to our operating model, as well as a continued strong environment for our semiconductor business, which increased 7% from the fourth quarter, while sales to all other markets grew for the sixth straight quarter.

“Recent reports for semiconductor capital spending are mixed, but continue to indicate a healthy market for wafer fab equipment in 2015. Our near-term visibility indicates a continued positive business environment in both our semiconductor and other advanced markets for the second quarter, which we expect will be stronger than the same period last year. As we operate within this healthy business environment, we continue to make refinements to our operating structure and improvements to our profitability, as well as redeploying resources to strategic and high-growth areas.

“Based on these factors, and looking at current business levels, we anticipate that sales in the second quarter may range from $200 million to $220 million, and at these volumes, our non-GAAP net earnings could range from $0.53 to $0.66 per share and our GAAP net income could range from $0.54 to $0.67 per share.”

Conference Call Details

A conference call with management will be held on Thursday, April 23, 2015 at 8:30 a.m. (EDT). To participate in the conference call, please dial (877) 212-6076 for domestic callers and (707) 287-9331 for international callers, and an operator will connect you. Participants will need to provide the operator with the Conference ID of 14695327, which has been reserved for this call. A live and archived webcast of the call will be available on the company’s website at www.mksinst.com.

Use of Non-GAAP Financial Results

Non-GAAP amounts exclude amortization of acquired intangible assets, costs associated with completed acquisitions, restructuring charges, discrete tax benefits and charges, and the related tax effect of these adjustments. These non-GAAP measures are not in accordance with Accounting Principles Generally Accepted in the United States of America (GAAP). MKS’ management believes the presentation of these non-GAAP financial measures is useful to investors for comparing prior periods and analyzing ongoing business trends and operating results.

About MKS Instruments

MKS Instruments, Inc. is a global provider of instruments, subsystems and process control solutions that measure, control, power, monitor and analyze critical parameters of advanced manufacturing processes to improve process performance and productivity. Our products are derived from our core competencies in pressure measurement and control, materials delivery, gas composition analysis, control and information technology, power and reactive gas generation, and vacuum technology. Our primary served markets are manufacturers of capital equipment for semiconductor devices, and for other thin film applications including flat panel displays, solar cells, light emitting diodes, data storage media, and other advanced coatings. We also leverage our technology in other markets with advanced manufacturing applications including medical equipment, pharmaceutical manufacturing, energy generation and environmental monitoring.

Forward-Looking Statements

This release contains projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27 of the Securities Act, and Section 21E of the Securities Exchange Act regarding MKS’ future growth and the future financial performance of MKS. These projections or statements are only predictions. Actual events or results may differ materially from those in the projections or other forward-looking statements set forth herein. Among the important factors that could cause actual events to differ materially from those in the projections or other forward-looking statements are the fluctuations in capital spending in the semiconductor industry, and other advanced manufacturing markets, fluctuations in net sales to MKS’ major customers, potential fluctuations in quarterly results, the challenges, risks and costs involved with integrating the operations of MKS and any acquired companies, dependence on new product development, rapid technological and market change, acquisition strategy, manufacturing and sourcing risks, volatility of stock price, international operations, financial risk management, and future growth subject to risks. Readers are referred to MKS’ filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for a discussion of these and other important risk factors concerning MKS and its operations. MKS is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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Company Contact: Seth H. Bagshaw
Vice President, Chief Financial Officer and Treasurer
Telephone: 978.645.5578

Investor Relations Contact: Claire McAdams
Headgate Partners LLC
Telephone: 530.265.9899
Email: claire@headgatepartners.com

MKS Instruments, Inc.
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended
	March 31, 2015	March 31, 2014	December 31, 2014
Net revenues:
Products	$186,096	$181,186	$176,647
Services	27,743	25,167	26,374

Total net revenues	213,839	206,353	203,021
Cost of revenues:
Products	98,652	100,211	97,295
Services	18,141	16,770	16,292

Total cost of revenues	116,793	116,981	113,587
Gross profit	97,046	89,372	89,434
Research and development	16,680	15,618	16,022
Selling, general and administrative	30,867	34,591	32,633
Acquisition costs	30	228	—
Restructuring	788	747	494
Amortization of intangible assets	1,671	410	1,731

Income from operations	47,010	37,778	38,554
Interest income, net	504	235	391

Income from operations before income taxes	47,514	38,013	38,945
Provision for income taxes	13,728	6,768	4,753

Net income	$33,786	$31,245	$34,192

Net income per share:
Basic	$0.63	$0.58	$0.64
Diluted	$0.63	$0.58	$0.64
Cash dividends per common share	$0.165	$0.160	$0.165
Weighted average shares outstanding:
Basic	53,214	53,411	53,102
Diluted	53,529	53,776	53,436
The following supplemental Non-GAAP earnings information is presented to aid in understanding MKS’ operating results:
Net income	$33,786	$31,245	$34,192
Adjustments (net of tax, if applicable):
Income tax charges (Note 1)	—	—	1,422
Release of tax reserves (Note 2)	—	—	(3,394)
Tax benefit and tax credits (Note 3)	—	(5,079)	(4,614)
Acquisition costs (Note 4)	30	228	—
Restructuring (Note 5)	788	747	494
Amortization of intangible assets	1,671	410	1,731
Pro forma tax adjustments	(773)	(366)	(779)

Non-GAAP net earnings (Note 6)	$35,502	$27,185	$29,052

Non-GAAP net earnings per share (Note 6)	$0.66	$0.51	$0.54

Weighted average shares outstanding	53,529	53,776	53,436
Income from operations	$47,010	$37,778	$38,554
Adjustments:
Acquisition costs (Note 4)	$30	$228	$—
Restructuring (Note 5)	788	747	494
Amortization of intangible assets	1,671	410	1,731

Non-GAAP income from operations (Note 7)	$49,499	$39,163	$40,779

Non-GAAP operating margin percentage (Note 7)	23.1%	19.0%	20.1%

Note 1: In the fourth quarter of 2014, we recorded $1.4 million of withholding tax related to a foreign intercompany dividend.

Note 2: Reserve releases related to the settlement of audits and expiration of the statute of limitations.

Note 3: In the fourth quarter of 2014, we recorded a tax benefit of $3.2 million related to a German NOL resulting from a change in tax status and we recorded a $1.4 million tax credit for the reinstatement of the U.S. research credit for the full year 2014. In the first quarter of 2014, we recorded a tax benefit of $5.1 million related to the settlement of an audit and other discrete items.

Note 4: We recorded $0.03 million of acquisition costs related to the Precisive LLC acquisition, which closed during the first quarter of 2015. We recorded $0.2 million of acquisition costs comprising of legal and filing fees related to the Granville-Phillips acquisition, which closed during the second quarter of 2014.

Note 5: In the first quarter of 2015, we recorded restructuring charges related to the outsourcing of an international manufacturing operation. In the first and fourth quarters of 2014, we recorded restructuring charges primarily for severance costs related to a reduction in workforce and the consolidation of certain facilities.

Note 6: The Non-GAAP net earnings and Non-GAAP net earnings per share amounts exclude amortization of intangible assets, restructuring costs, acquisition costs, discrete tax benefits and charges, and the related tax effect of these adjustments to reflect the expected full year effective tax rate in the related quarter.

Note 7: The Non-GAAP income from operations and Non-GAAP operating margin percentages exclude amortization of intangible assets, restructuring costs, and acquisition costs.

MKS Instruments, Inc.
Reconciliation of GAAP Income Tax Rate to Non-GAAP Income Tax Rate
(In thousands)

	Three Months Ended March 31, 2015			Three Months Ended December 31, 2014
		Provision	Effective		Provision
	Income Before	(benefit) for	Tax Rate	Income Before	(benefit) for	Effective
	Income Taxes	Income Taxes		Income Taxes	Income Taxes	Tax Rate
GAAP	$47,514	$13,728	28.9%	$38,945	$4,753	12.2%
Adjustments:
Income tax charges (Note 1)	—	—		—	(1,422)
Release of tax reserves (Note 2)	—	—		—	3,394
Tax benefit and tax credits (Note 3)	—	—		—	4,614
Acquisition costs (Note 4)	30	—		—	—
Restructuring (Note 5)	788	—		494	—
Amortization of intangible assets	1,671	—		1,731	—
Tax effect of pro forma adjustments	—	817		—	779
Adjustment to pro forma tax rate	—	(44)		—	—

Non-GAAP	$50,003	$14,501	29.0%	$41,170	$12,118	29.4%

	Three Months Ended March 31, 2014
		Provision
	Income Before	(benefit) for	Effective
	Income Taxes	Income Taxes	Tax Rate
GAAP	$38,013	$6,768	17.8%
Adjustments:
Tax benefit and tax credits (Note 3)	—	5,079
Acquisition costs (Note 4)	228	—
Restructuring (Note 5)	747	—
Amortization of intangible assets	410	—
Tax effect of pro forma adjustments	—	468
Adjustment to pro forma tax rate	—	(102)

Non-GAAP	$39,398	$12,213	31.0%

Note 1: In the fourth quarter of 2014, we recorded $1.4 million of withholding tax related to a foreign intercompany dividend.

Note 2: Reserve releases related to the settlement of audits and expiration of the statute of limitations.

Note 3: In the fourth quarter of 2014, we recorded a tax benefit of $3.2 million related to a German NOL resulting from a change in tax status and we recorded a $1.4 million tax credit for the reinstatement of the U.S. research credit for the full year 2014. In the first quarter of 2014, we recorded a tax benefit of $5.1 million related to the settlement of an audit and other discrete items.

Note 4: We recorded $0.03 million of acquisition costs related to the Precisive LLC acquisition, which closed during the first quarter of 2015. We recoded $0.2 million of acquisition costs comprising of legal and filing fees related to the Granville-Phillips acquisition, which closed during the second quarter of 2014.

Note 5: In the first quarter of 2015, we recorded restructuring charges related to the outsourcing of an international manufacturing operation. In the first and fourth quarters of 2014, we recorded restructuring charges primarily for severance costs related to a reduction in workforce and the consolidation of certain facilities.

MKS Instruments, Inc.
Reconciliation of Q2-15 Guidance — GAAP Net Income to Non-GAAP Net Earnings
(In thousands, except per share data)

	Three Months Ended June 30, 2015
	Low Guidance		High Guidance
	$ Amount	$ Per Share	$ Amount	$ Per Share
GAAP net income	$28,800	$0.54	$36,000	$0.67
Amortization	1,700	0.03	1,700	0.03
Reversal of special one-time E&O charge (Note 1)	(2,300)	(0.04)	(2,300)	(0.04)
Tax effect of adjustments (Note 2)	200	0.00	200	0.00

Non-GAAP net earnings	$28,400	$0.53	$35,600	$0.66

Q2 - 15 forecasted shares		53,700		53,700

Note 1: Represents the estimated effect of the sale of inventory reduced to fair-market value in a prior period.

Note 2: The Non-GAAP adjustments are tax effected at the estimated Q2-15 tax rate of 29%.

MKS Instruments, Inc.
Unaudited Consolidated Balance Sheet
(In thousands)

	March 31, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$192,713	$305,437
Short-term investments	158,631	129,594
Trade accounts receivable, net	124,445	106,362
Inventories	164,412	155,169
Deferred income taxes	13,560	14,017
Other current assets	21,580	27,512

Total current assets	675,341	738,091
Property, plant and equipment, net	70,908	72,776
Long-term investments	237,313	157,201
Goodwill	199,330	192,381
Intangible assets, net	49,553	46,389
Other assets	17,165	17,206

Total assets	$1,249,610	$1,224,044

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$37,549	$34,166
Accrued compensation	21,349	26,970
Income taxes payable	6,455	6,702
Other current liabilities	38,513	35,789

Total current liabilities	103,866	103,627
Other liabilities	41,055	38,595
Stockholders’ equity:
Common stock	113	113
Additional paid-in capital	736,290	734,732
Retained earnings	374,063	349,061
Other stockholders’ equity	(5,777)	(2,084)

Total stockholders’ equity	1,104,689	1,081,822

Total liabilities and stockholders’ equity	$1,249,610	$1,224,044